AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Rafael Arrillaga-Torréns, Jr.	Marilynn Meek
Chairman, President and CEO	General Inquiries
Yadira R. Mercado	212/827-3773
Executive Vice-President, CFO
787/751-7340

EUROBANCSHARES, INC. REPORTS FINANCIAL RESULTS FOR THE
SECOND QUARTER ENDED JUNE 30, 2008

San Juan, Puerto Rico, July 31, 2008 - EuroBancshares, Inc. (Nasdaq: EUBK) (“EuroBancshares” or the “Company”) today reported its results for the second quarter ended June 30, 2008.

Net Income

EuroBancshares reported a net loss of $1.8 million, or $(0.10) per diluted share, for the second quarter ended June 30, 2008, compared with a net loss of $1.0 million, or $(0.06) per diluted share, and a net income of $2.6 million, or $0.12 per diluted share, for the quarters ended March 31, 2008 and June 30, 2007, respectively.

Return on Average Assets (ROAA) for the second quarter of 2008 was (0.25)%, compared to (0.15)% and 0.43% for the quarters ended March 31, 2008 and June 30, 2007, respectively. Return on Average Common Equity (ROAE) for the second quarter of 2008 was (4.28)%, compared to (2.33)% and 6.41% for the quarters ended March 31, 2008 and June 30, 2007, respectively.

Rafael Arrillaga-Torréns, Jr., Chairman of the Board, President and Chief Executive Officer said, “This year has proven to be, so far, one of the most difficult years in recent memory for the economy, our Bank, and our customers. Although we recognize that further challenges may still lie ahead, we continue to stay our course in this economic slowdown. We are aggressively identifying and addressing credit quality matters. While disappointed with our results for the quarter, operations have begun to reflect our emphasis on cost-cutting and also show a reduction in our cost of funds as we continued to call our callable broker deposits. We remain focused on ways to cut the cost of funds and making further reductions to our overhead, including personnel reductions for an estimated annualized savings of approximately $1.5 million, reflecting our changing environment, but without sacrificing our banking franchise. We navigate these most difficult and uncharted waters, with our long-term objectives and our Institutional Values ever-present so that we not only remain well capitalized but also emerge as a more competitive institution.”

Net Interest Income

The Company reported total interest income of $40.3 million for the second quarter of 2008, compared to $42.6 million for the previous quarter and $42.9 million for the quarter ended June 30, 2007. Total interest income for the six months ended June 30, 2008 was $83.0 million, compared to total interest income of $85.3 million for prior year same period. The decrease during the quarter ended June 30, 2008 when compared to the previous quarter was mainly driven by the net effect of decreased yields resulting from an interest rate cut of 75 basis points in March 2008 and another 25 basis points in May 2008, partially offset by an increase in average interest-earning assets. The average interest yield on a fully taxable equivalent basis earned on interest-earning assets decreased to 6.61% and 6.84% during the quarter and six months ended June 30, 2008, respectively, from 7.09% for the previous quarter, and 7.84% and 7.77% for the quarter and six months ended June 30, 2007, respectively. Average interest-earning assets increased to $2.715 billion and $2.674 billion for the quarter and six months ended June 30, 2008, respectively, compared to $2.633 billion for the previous quarter, and $2.337 billion and $2.347 billion for the quarter and six months ended June 30, 2007, respectively.

Total interest expense was $25.6 million for the quarter ended June 30, 2008, compared to $27.4 million and $25.5 million for the previous quarter and the quarter ended June 30, 2007, respectively. Total interest expense for the six months ended June 30, 2008 was $53.0 million, compared to total interest expense of $50.8 million for prior year same period.  The decrease during the quarter ended June 30, 2008 when compared to the previous quarter resulted also from the net effect of a decrease in the cost of funds, as explained further below, partially offset by an increase in average interest-bearing liabilities. The average interest rate on a fully taxable equivalent basis paid for interest-bearing liabilities decreased to 4.59% and 4.85% during the quarter and six months ended June 30, 2008, respectively, from 5.13% for the previous quarter, and 5.46% and 5.40% for the quarter and six months ended June 30, 2007, respectively. Average interest-bearing liabilities increased to $2.510 billion and $2.462 billion for the quarter and six months ended June 30, 2008, respectively, compared to $2.414 billion for the previous quarter, and $2.107 billion and $2.113 billion for the quarter and six months ended June 30, 2007, respectively.

Net interest margin on a fully taxable equivalent basis was 2.37% for each of the quarter and six-month period ended June 30, 2008, respectively, compared to 2.39% for the previous quarter, and 2.92% and 2.91% for the quarter and six months ended June 30, 2007, respectively. For the second quarter and six-month period ended June 30, 2008, net interest spread on a fully taxable equivalent basis was 2.02% and 1.99%, respectively, compared to 1.96% for the previous quarter, and 2.38% and 2.37% for the same periods of prior year.

The decreases in net interest margin and net interest spread during the quarter and six months period ended June 30, 2008 when compared to the same periods in 2007 were caused primarily by:

(i)
the reduction in interest rates by the Federal Reserve, which resulted in the reduction of the Prime Rate by 100 basis points during the last four months of 2007, 200 basis points during the first quarter of 2008, of which 75 basis points occurred in March 2008, and another 25 basis points in May 2008; and

(ii)
the write-off of $583,000 in unamortized commissions related to $227.0 million in broker deposits that were called back during the six months ended June 30, 2008. During the quarter ended June 30, 2008, we wrote-off $120,000 in unamortized commissions related to $64.6 million in broker deposits we called back during the quarter.

In the second quarter of 2008, we continued experiencing lower funding costs in short term borrowings and commenced to see the benefits from calling back our callable broker deposits, stabilizing our net interest margin and spread on a fully taxable equivalent basis. During the quarter and six months ended June 30, 2008, the average interest rate on a fully taxable equivalent basis paid for broker deposits decreased to 4.91% and 5.24%, respectively, from 5.58% for the previous quarter, and 5.62% and 5.57% for the quarter and six months ended June 30, 2007, respectively. Average broker deposits increased to $1.381 billion and $1.344 billion for the quarter and six months ended June 30, 2008, respectively, compared to $1.307 billion for the previous quarter, and $1.195 billion and $1.187 billion for the quarter and six months ended June 30, 2007, respectively.

Without the effect of the above mentioned write-off of unamortized commissions on broker deposits, net interest margin and spread on a fully taxable equivalent basis would have been 2.39% and 2.04% for the second quarter of 2008, 2.42% and 2.04% for the six months ended June 30, 2008, and 2.46% and 2.04% for the first quarter of 2008.

During the quarter and six months ended June 30, 2008, the average interest rate on a fully taxable equivalent basis paid for other borrowings decreased to 4.77% and 5.08%, respectively, from 5.40% for the previous quarter, and 7.10% and 7.05% for the quarter and six months ended June 30, 2007, respectively. Average other borrowings increased to $569.7 million and $564.8 million for the quarter and six months ended June 30, 2008, respectively, compared to $559.9 million for the previous quarter, and $384.0 million and $388.6 million for the quarter and six months ended June 30, 2007, respectively.

Provision for Loan and Lease Losses

The provision for loan and lease losses for the quarter and six months ended June 30, 2008 was $9.9 million and $17.8 million, respectively, or 159.56% and 112.78% of net charge-offs, compared to $3.6 million and $8.9 million, or 104.60% and 121.58% of net charge-offs, for the same periods in 2007, and $7.8 million, or 82.09% of net charge-offs, for the quarter ended March 31, 2008. These increases in the provision for loan and lease losses were mainly driven by the weak condition of Puerto Rico’s overall economy which resulted in increased delinquencies and impairments in our commercial and construction loans portfolio, as further discussed below. During 2008, the periodic evaluation of the allowance for loan and lease losses primarily considered the level of net charge-offs, nonperforming loans, delinquencies, related loss experience and overall economic conditions. Some of these factors are discussed further in the Loans and Asset Quality and Delinquency sections of this document.

Non-Interest Income

The Company’s non-interest income in the second quarter and six months ended June 30, 2008 was $3.2 million and $6.9 million, respectively, compared to $2.1 million and $4.1 million for prior year same periods. These changes were mainly due to the net effect of:

(i)	a $1.2 million increase in gain on sale of loans, resulting from a $1.2 million gain on sale of $37.7 million of lease financing contracts in March 2008;

(ii)
a $685,000 and $854,000 increase in service charges for the quarter and six months ended June 30, 2008, respectively, mainly due to the recording in June 2008 of $596,000 in income related to the partial redemption of Visa, Inc. shares of stock as part of a series of transactions arising out of the restructuring of Visa, Inc. to become a public company; and also to an increase in ATM and POS fees, mainly from a change in the fee structure during the first quarter of 2008; and

(iii)
a $86,000 and $119,000 net loss on sale of repossessed assets for the quarter and six months ended June 30, 2008, respectively, compared to a net loss of $450,000 and $895,000 for prior year same periods. More details on repossessed assets are discussed in the Loan and Asset Quality section below.

The Company’s non-interest income for the quarter ended June 30, 2008 decreased to $3.2 million, from $3.6 million in the previous quarter. This decrease was mainly due to the net effect of:

(i)	a $1.1 million reduction in gain on sale of loans, resulting from a $1.2 million gain on sale of $37.7 million of lease financing contracts recorded in March 2008; and

(ii)
a $794,000 increase in service charges during the second quarter of 2008 mainly due to the partial redemption of Visa, Inc. Shares of stock and an increase in ATM and POS fees, as previously mentioned.

Non-Interest Expense

Non-interest expense for the quarter and six months ended June 30, 2008 was $12.6 million and $25.9 million, respectively, compared to $12.3 million and $24.4 million for the same periods in 2007. Such increases were mainly due to the net effect of:

(i)
a $155,000 increase in salaries, net of a $154,000 reduction in salaries related to Telefónica Empresas (“TE”), as further explained below, for the quarter ended June 30, 2008 when compared to the second quarter of 2007, mainly from a decrease in deferred loan origination costs because of a reduction in loan originations during the quarter;

(ii)
an increase of $127,000 and $472,000 in occupancy expenses for the quarter and six months period ended June 30, 2008, respectively, mainly related to an increase in equipment maintenance, and data and security services, primarily attributable to the expansion of our branch network, and other occupancy expenses paid for premises previously occupied while TE phased-out to their new facilities;

(iii)
a $235,000 and $610,000 increase in professional services for the quarter and six months ended June 30, 2008, respectively, which include an increase of $315,000 and $585,000 related to the information technology outsourcing agreement entered with TE in August 2007. In connection with the TE outsourcing agreement, the Bank had a reduction of $308,000 in related salaries and employee benefits, and a reduction of $42,000 in expenses related to compliance with Section 404 of the Sarbanes Oxley Act of 2002, both experienced during the six months ended June 30, 2008, and estimated year-to-date savings of $208,000 in other operational costs, all transferred to TE.

(iv)
a $159,000 and $353,000 increase in insurance expense for the quarter and six months period ended June 30, 2008, respectively, mainly related to the FDIC’s new insurance premium assessment, which, during fiscal year 2007, was net of a one time assessment credit of $669,000;

(v)	a decrease of $160,000 and $170,000 in promotional expenses for the quarter and six months ended June 30, 2008, respectively, mainly because of a cost reduction strategy; and

(vi)
a $148,000 decrease and a $240,000 increase in other expenses for the quarter and six months ended June 30, 2008, respectively, which were mainly due to a decrease in the valuation allowance for subsequent declines in value of repossessed vehicles during the second quarter of 2008, primarily attributable to a decrease in the inventory of repossessed vehicles over six months.

Non-interest expense decreased to $12.6 million for the quarter ended June 30, 2008, compared to $13.3 million for the previous quarter. Such decrease was mainly due to the combined effect of: (i) a $261,000 decrease in salaries resulting mainly from a reduction in personnel; (ii) a $185,000 decrease in occupancy expenses mainly related to a reduction in communication expenses, mainly because of economies of scale as part of the TE agreement; and (iii) a $153,000 decrease in promotional expenses, a result of the cost reduction measures previously mentioned.

The efficiency ratio on a fully taxable equivalent basis for the quarter ended June 30, 2008 was 65.41%, compared to 63.92% for the quarter ended June 30, 2007, and 68.62% for the quarter ended March 31, 2008.

Income Tax Expense

Puerto Rico income tax law does not provide for the filing of a consolidated tax return; therefore, the income tax expense reflected in our consolidated income statement is the sum of our income tax expense and the income tax expenses of our individual subsidiaries. Our revenues are generally not subject to U.S. federal income tax.

For the quarter and six months ended June 30, 2008, we recorded an income tax benefit of $2.9 million and $4.1 million, respectively, compared to an income tax expense of $1.1 million and $1.3 million for the same periods in 2007. Our income tax benefit for the quarter and six months ended June 30, 2008 resulted mainly from a deferred tax benefit of $2.7 million and $4.0 million, respectively, as explained further below.

Our current income tax expense for the quarter and six months ended June 30, 2008 decreased to $1,000 and $10,000, respectively, from $1.5 million and $2.9 million for the same periods in 2007. Decreases in our current income tax expense during the six-month period ended June 30, 2008 were mainly due to a taxable loss in our banking subsidiary primarily related to: (i) a loss before income taxes of $4.7 million and $6.9 million for the quarter and six months ended June 30, 2008, respectively, compared to income before taxes of $3.7 million and $5.3 million for the same periods in 2007; and (ii) the year-to-date recognition of charge-off on loans, for which specific allowances were previously determined.

Our deferred tax benefit for the quarter and six months ended June 30, 2008 increased to $2.7 million and $4.0 million, respectively, from $451,000 and $1.5 million for the same periods in 2007. Increases during the six months ended June 30, 2008 were mainly due to the combined effect of: (i) an increase of $3.2 million in the deferred tax asset related to the net operating loss carryforward from the taxable loss in our banking subsidiary; and (ii) a year-to-date increase of $787,000 in the deferred tax assets primarily from an increase in our allowance for loan and lease losses upon the recognition of charge-offs on loans.

In addition, the income tax benefit for the quarter ended June 30, 2008, included an income tax benefit of $179,000 related to tax credits received from Puerto Rico’s Treasury Department in excess of the amount paid on transactions under the law No. 197. This law, signed on December 14, 2007, offers tax credits to the financial institutions on the financing of qualified residential mortgages. There were no tax credits under law No. 197 during the first quarter of 2008.

As of June 30, 2008, we had net deferred tax assets of $14.9 million, compared to $10.9 million as of December 31, 2007. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities; projected future taxable income; our compliance with the Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes; and tax planning strategies in making this assessment. We believe it is more likely than not that the benefits of these deductible differences at June 30, 2008 will be realized.

Balance Sheet Summary and Asset Quality Data

Assets

Total assets increased to $2.830 billion as of June 30, 2008, from $2.751 billion as of December 31, 2007. This increase was mainly due to the net effect of:

(i)	a $31.9 million decrease in interest bearing deposits;

(ii)	an increase of $36.7 million in securities purchased under agreements to resell;

(iii)	a $77.0 million increase in the investment securities portfolio; and

(iv)	a decrease of $20.2 million in net loans, net of the $37.7 million sale of lease financing contracts in March 2008, as previously mentioned.

The decrease in interest bearing deposits was mainly associated to the increase in our investment portfolio. Details on investment securities and loan portfolio variances are discussed further below.

Investments

During the first six months of 2008, the investment portfolio increased by approximately $77.0 million to $828.3 million from $751.3 million as of December 31, 2007.  This increase was primarily due to the net effect of:

(i)	the purchase of $293.9 million in mortgage-backed securities, FHLB obligations, Puerto Rico government agencies obligations, and a corporate note;

(ii)	$126.3 million in US government agencies and PR bonds that matured or were called-back during the quarter;

(iii)	prepayments of approximately $75.5 million on mortgage-backed securities and FHLB obligations; and

(iv)	a decrease of $14.1 million in the market valuation on securities available for sale.

Since 2007, we have been analyzing different market opportunities in an attempt to improve our investment portfolio’s average yield and to maintain an adequate average life. Similar to the second half of 2007, during the first six months of 2008, the market continued presenting some good investment opportunities as a result of the liquidity crises faced by financial institutions in the mainland, which made them reduce their total assets by selling part of their investment securities portfolios at wider spreads. During the six months ended June 30, 2008, we were able to purchase approximately $293.9 million in mortgage-backed securities, FHLB obligations, Puerto Rico government agencies obligations, and a corporate note, all with an estimated average life of approximately 4.0 years and an estimated average yield of 5.36%. Purchased mortgage-backed securities totaled $237.2 million and included approximately $111.4 million in mortgage backed securities issued by US government sponsored enterprises, $20.9 million in collateralized mortgage obligations guaranteed by US government sponsored enterprises and $104.9 million in private label collateral mortgage obligations with FICO scores and loan-to-values similar to FNMA and FHLMC underwriting standards and characteristics. The $104.9 million in private label collateral mortgage obligations includes $24.9 million secured by Alt A first lien residential mortgage loans, predominantly all of which carry fixed interest rates. During the acquisition process we evaluated the potential risks and returns over the expected life of the CMOs and various interest rate, credit loss, and prepayment scenarios. These investments were priced to yield 9.02%, their average expected life was approximately 4.6 years. These securities, through subordination provided by junior CMO tranches that bear the initial losses on the underlying loans, had an average credit enhancement at purchase date of 9.36%.

As of June 30, 2008, after above-mentioned transactions, the estimated average maturity of the investment portfolio was approximately 4.7 years and the average yield was approximately 5.17%, compared to an estimated average maturity of 4.8 years and an average yield of 5.06% for the year ended December 31, 2007.

Loans

Total loans, net of unearned interest, decreased by $18.2 million, or 1.96% on an annualized basis, to $1.840 billion as of June 30, 2008, from $1.859 billion as of December 31, 2007. This decrease was mainly due to the net effect of:

(i)	a $76.4 million, or 39.64% annualized decrease in lease financing contracts from $385.4 million as of December 31, 2007 to $309.0 million as of June 30, 2008;

(ii)	a $25.9 million, or 4.73% annualized increase in commercial loans, from $1.095 billion as of December 31, 2007 to $1.121 billion as of June 30, 2008;

(iii)	a $18.7 million, or 18.40% annualized increase in construction loans, from $203.3 million as of December 31, 2007 to $222.1 million as of June 30, 2008; and

(iv)	a $21.1 million, or 39.03% annualized increase in residential mortgages, from $108.3 million as of December 31, 2007 to $129.4 million as of June 30, 2008.

The $76.4 million decrease in lease financing contracts includes the sale of $37.7 million in March 2008, as previously mentioned. From time to time, we sell lease financing contracts on a limited recourse basis to other financial institutions and, typically, we retain the right to service the leases we sold.

The $25.9 million increase in commercial loans resulted from the net effect of a $36.0 million increase in commercial loans secured by real estate and an $10.1 million decrease in other commercial loans. As of June 30, 2008, commercial loans secured by real estate equaled $828.3 million, or 73.9% of total commercial loans. Out of the $828.3 million in commercial loans secured by real estate, $480.5 million have loan-to-values equal or less than 80%.

The $18.7 million increase in construction loans secured by real estate resulted from disbursements on loan commitments we made during or before last fiscal year, which were primarily related to loans for the construction of residential multi-family projects that, although private, are moderately priced or of the affordable type supported by government assisted programs, and other loans for land development and the construction of commercial real estate property. We did not grant any new construction loans during the six months ended June 30, 2008.

Asset Quality and Delinquency

Non-performing assets consist of loans 90 days or more past due and still accruing interest, loans and leases on nonaccrual status, other real estate owned (“OREO”), and other repossessed assets. Non-performing assets amounted to $141.1 million as of June 30, 2008, compared to $111.6 million as of March 31, 2008 and December 31, 2007, respectively.

Non-performing loans, which are comprised of loans 90 days or more past due and still accruing interest, and loans and leases on nonaccrual status, amounted to $126.9 million as of June 30, 2008, compared to $98.3 million as of March 31, 2008 and $98.1 million as of December 31, 2007, respectively. Changes during the second quarter of 2008 when compared to the previous quarter included a $19.1 million increase in nonaccrual loans and a $9.6 million increase in loans over 90 days past due still accruing interest.

The $19.1 million increase in nonaccrual loans was mainly attributable to the net effect of:

(i)	a $13.0 million increase in construction loans, placed in nonaccrual status mainly because of a slowdown in the sale of constructed units;

(ii)	an increase of $6.4 million in commercial and industrial loans;

(iii)	a $609,000 decrease in lease financing contracts; and

(iv)	an increase of $459,000 in marine loans.

The $9.6 million increase in loans over 90 days still accruing interest was mainly due to the net effect of:

(i)	an increase of $5.8 million in loans secured by real estate, all of which had loan-to-values equal or less than 80%;

(ii)	a $5.0 million increase in other commercial and industrial loans;

(iii)	a decrease of $2.2 million in overdrafts; and

(iv)	a $751,000 increase in lease financing contracts.

Repossessed assets amounted to $14.2 million as of June 30, 2008, compared to $13.3 million and $13.5 million as of March 31, 2008 and December 31, 2007, respectively. The increase during the quarter ended June 30, 2008 when compared to the previous quarter was mainly attributable to the combined effect of:

(i)
an increase of $438,000 in other repossessed assets, of which $347,000 was in the inventory of repossessed vehicles and $91,000 in the inventory of repossessed boats. During the quarter ended June 30, 2008, we sold 338 vehicles and repossessed 344 vehicles, respectively, moving our inventory of repossessed vehicles to 357 units as of June 30, 2008, from 334 units as of March 31, 2008. During the same period, we sold 4 boats and repossessed 2 boats, respectively, moving our inventory of repossessed boats to 16 units as of June 30, 2008, from 18 units as of March 31, 2008.

(ii)	a $386,000 decrease in OREO resulting from the net effect of the sale of four properties and the foreclosure of five properties.

Annualized net charge-offs as a percentage of average loans was 1.36% for the quarter ended June 30, 2008, compared to 2.05% for the previous quarter, and 1.05% for the quarter ended December 31, 2007.

Net charge-offs for the quarter ended June 30, 2008 were $6.3 million, compared to $9.5 million and $4.9 million for the quarters ended March 31, 2008 and December 31, 2007, respectively. Net charge-offs for the quarter ended June 30, 2008, compared to the quarters ended March 31, 2008 and December 31, 2007 were as follows:

(i)
$2.7 million in net charge-offs on loans partially secured by real estate for the quarter ended June 30, 2008, primarily commercial loans for which specific allowances amounting to $1.4 million had been previously established, compared to $3.5 million and $159,000 for the quarters ended March 31, 2008 and December 31, 2007, respectively;

(ii)
$194,000 in net charge-offs on other commercial and industrial loans for the second quarter of 2008, for which specific allowances had been previously established, compared to $2.8 million and $1.4 million for the quarters ended March 31, 2008 and December 31, 2007, respectively;

(iii)	$501,000 in net charge-offs on consumer loans for the second quarter of 2008, compared to $585,000 and $385,000 for the quarters ended March 31, 2008 and December 31, 2007, respectively;

(iv)
$2.8 million in net charge-offs on lease financing contracts for the second quarter of 2008, compared to $2.5 million for the previous quarter and $2.8 million for the quarter ended December 31, 2007; and

(v)	$62,000 in net charge-offs on other loans for the second quarter of 2008, compared to $162,000 and $48,000 in net charge-offs for the quarters ended March 31, 2008 and December 31, 2007, respectively.

Loans between 30 and 89 days past due and still accruing interest amounted to $128.2 million, $128.5 million, and $92.1 million for the quarters ended June 30, 2008, March 31, 2008 and December 31, 2007, respectively.

Changes in loans between 30 and 89 days past due and still accruing interest during the second quarter of 2008 when compared to the previous quarter include:

(i)	an increase of $10.7 million in loans secured by real estate, of which $9.7 million was in commercial loans with loan-to-values equal or less than 80%;

(ii)	a $5.8 million decrease in other commercial and industrial loans; and

(iii)	a decrease of $5.5 million in lease financing contracts.

Allowance for Loan and Lease Losses

The allowance for loan and lease losses was $30.2 million as of June 30, 2008, compared to $26.4 million as of March 31, 2008, and $28.1 million as of December 31, 2007. The allowance for loan and lease losses was affected by net charge-offs, nonperforming loans, loan portfolio growth, and also by the provision for loan and lease losses for each related period, which continued to be impacted by the overall economic condition on the Island as it continues in a weakening trend. Net charge-offs for the quarter ended June 30, 2008 decreased to $6.3 million, from $9.5 million during the quarter ended March 31, 2008. Net charge-offs during the second quarter of 2008 included $2.6 million in net charge-offs to commercial business relationships, for which, as mentioned before, specific allowances amounting to $1.6 million had been previously established. We believe that the allowance for loan and lease losses is adequate and it represents 1.64% of total loans as of June 30, 2008.

Deposits and Borrowings

Total deposits as of June 30, 2008 amounted to $2.050 billion, compared to $1.993 billion as of December 31, 2007. This $56.7 million increase was mainly concentrated in broker deposits. The fierce competition for core deposits on the Island continued during the second quarter of 2008. Because of this fierce competition for local deposits, replacing called-back broker deposits resulted in an attractive funding alternative, lowering funding costs when compared to the unusually higher rates offered locally for time deposits. We decided to continue replacing called-back broker deposits in an attempt to control increases in our funding cost.

Stockholders’ Equity

The Company’s stockholders’ equity decreased to $164.7 million as of June 30, 2008, from $179.9 million as of December 31, 2007, representing an annualized decrease of 16.87%. Besides earnings and losses from operations, the Company’s stockholders’ equity was impacted by an accumulated other comprehensive loss of $13.0 million as of June 30, 2008, compared to an accumulated other comprehensive gain of $1.1 million as of December 31, 2007. In addition, the following items also impacted the Company’s stockholders’ equity:

(i)	the exercise of 250,862, 4,000, 50,000 and 357,000 stock options in February 2007, July 2007, January 2008 and March 2008, respectively, for a total of $3.2 million; and

(ii)	the repurchase of 285,368 shares for $2.5 million during the second and third quarters of 2007 in connection with a stock repurchase program approved by the Board of Directors on May 31, 2007.

About EuroBancshares, Inc.

EuroBancshares, Inc. is a diversified financial holding company headquartered in San Juan, Puerto Rico, offering a broad array of financial services through its wholly-owned banking subsidiary, Eurobank; EBS Overseas, Inc., an international banking entity subsidiary of Eurobank; and its wholly-owned insurance agency, EuroSeguros.

Forward-Looking Statements

Statements concerning future performance, events, expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan volumes, the ability to expand net interest margin, loan portfolio performance, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in EuroBancshares’ most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management, which is subject to change. Although any such projections and the factors influencing them will likely change, the bank will not necessarily update the information, since management will only provide guidance at certain points during the year. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect our financial results are included in filings by EuroBancshares with the Securities and Exchange Commission.

-Financial Tables Follow-

EUROBANCSHARES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income
(Unaudited)

For the three-month periods ended June 30, 2008 and 2007 and March 31, 2008, and six-month periods ended June 30, 2008 and 2007

	Three Months Ended
	June 30,	June 30,	March 31,	Six Months Ended June 30,
	2008	2007	2008	2008	2007
Interest income:
Loans, including fees	$29,106,477	$36,040,114	$32,757,773	$61,864,250	$70,979,604
Investment securities:
Taxable	2,588	2,932	2,643	5,230	6,681
Exempt	10,822,424	6,185,255	9,491,802	20,314,226	12,829,389
Interest bearing deposits, securities purchased
under agreements to resell, and other	411,651	721,301	386,987	798,638	1,447,671
Total interest income	40,343,140	42,949,603	42,639,205	82,982,345	85,263,345
Interest expense:
Deposits	20,609,064	20,380,548	21,773,166	42,382,230	40,437,167
Securities sold under agreements to repurchase,
notes payable, and other	5,030,573	5,126,660	5,632,698	10,663,271	10,323,785
Total interest expense	25,639,637	25,507,208	27,405,864	53,045,501	50,760,952
Net interest income	14,703,503	17,442,395	15,233,341	29,936,844	34,502,393
Provision for loan and lease losses	9,986,800	3,594,000	7,833,000	17,819,800	8,873,000
Net interest income after provision for loan
and lease losses	4,716,703	13,848,395	7,400,341	12,117,044	25,629,393
Noninterest income:
Service charges - fees and other	3,218,454	2,533,170	2,423,374	5,641,828	4,787,890
Net loss on sale of repossessed assets and on
disposition of other assets	(85,721)	(450,321)	(33,759)	(119,479)	(895,089)
Gain on sale of loans	116,942	49,826	1,235,195	1,352,137	162,584
Total noninterest income	3,249,675	2,132,675	3,624,810	6,874,486	4,055,385
Noninterest expense:
Salaries and employee benefits	5,318,139	5,163,004	5,578,914	10,897,052	10,898,174
Occupancy, furniture and equipment	2,757,843	2,631,039	2,942,768	5,700,611	5,228,473
Professional services	1,243,021	1,007,732	1,241,218	2,484,239	1,874,592
Insurance	636,177	477,602	646,591	1,282,768	929,870
Promotional	213,655	373,950	367,018	580,673	750,972
Other	2,463,228	2,611,727	2,489,195	4,952,425	4,712,797
Total noninterest expense	12,632,063	12,265,054	13,265,704	25,897,768	24,394,878
(Loss) Income before income taxes	(4,665,685)	3,716,016	(2,240,553)	(6,906,238)	5,289,900
(Benefit) provision for income taxes	(2,902,780)	1,088,265	(1,237,228)	(4,140,008)	1,348,113
Net (loss) income	$(1,762,905)	$2,627,751	$(1,003,325)	$(2,766,230)	$3,941,787

Basic (loss) earnings per share	$(0.10)	$0.13	$(0.06)	$(0.16)	$0.19

Diluted (loss) earnings per share	$(0.10)	$0.12	$(0.06)	$(0.16)	$0.18

EUROBANCSHARES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
(Unaudited)

June 30, 2008 and December 31, 2007

Assets	2008	2007
Cash and due from banks	$26,656,428	$15,866,221
Interest bearing deposits	400,000	32,306,909
Securities purchased under agreements to resell	56,583,043	19,879,008
Investment securities available for sale	786,721,919	707,103,432
Investment securities held to maturity	25,962,454	30,845,218
Other investments	15,586,100	13,354,300
Loans held for sale	2,984,419	1,359,494
Loans, net of allowance for loan and lease losses of $30,155,840 in 2008
and $28,137,104 in 2007	1,807,269,262	1,829,082,008
Accrued interest receivable	17,229,609	18,136,489
Customers’ liability on acceptances	167,595	430,767
Premises and equipment, net	33,705,211	33,083,169
Other assets	56,450,253	49,951,898
Total assets	$2,829,716,293	$2,751,398,913
Liabilities and Stockholders’ Equity
Deposits:
Noninterest bearing	$118,313,428	$120,082,912
Interest bearing	1,931,475,977	1,872,963,402
Total deposits	2,049,789,405	1,993,046,314
Securities sold under agreements to repurchase	531,073,000	496,419,250
Acceptances outstanding	167,595	430,767
Advances from Federal Home Loan Bank	25,426,289	30,453,926
Note payable to Statutory Trust	20,619,000	20,619,000
Accrued interest payable	15,852,559	17,371,698
Accrued expenses and other liabilities	22,049,221	13,139,809
	2,664,977,069	2,571,480,764
Stockholders’ equity:
Preferred stock:
Preferred stock Series A, $0.01 par value. Authorized 20,000,000
shares; issued and outstanding 430,537 in 2008 and 2007	4,305	4,305
Capital paid in excess of par value	10,759,120	10,759,120
Common stock:
Common stock, $0.01 par value. Authorized 150,000,000
shares; issued: 20,439,398 shares in 2008 and 20,032,398 shares in 2007;
outstanding: 19,500,315 shares in 2008 and 19,093,315 shares in 2007	204,394	200,324
Capital paid in excess of par value	110,035,651	107,936,531
Retained earnings:
Reserve fund	8,029,106	8,029,106
Undivided profits	58,651,436	61,789,048
Treasury stock, 939,083 shares at cost in 2008 and 2007	(9,910,458)	(9,910,458)
Accumulated other comprehensive (loss) income	(13,034,330)	1,110,173
Total stockholders’ equity	164,739,224	179,918,149
Total liabilities and stockholders’ equity	$2,829,716,293	$2,751,398,913

EUROBANCSHARES, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Dollars in thousands, except share data)
Unaudited

	Quarter Ended
	June 30,		March 31,	Six Months Ended June 30,
	2008	2007	2008	2008	2007

Average shares outstanding - basic	19,500,315	19,371,991	19,172,524	19,336,419	19,299,873
Average shares outstanding - assuming dilution	19,530,491	19,585,806	19,230,376	19,380,971	19,543,551
Number of shares outstanding at end of period	19,500,315	19,269,545	19,500,315	19,500,315	19,269,545
Book value per common share	$7.90	$8.44	$8.79	$7.90	$8.44

Average Balances

Total assets	2,833,262	2,435,355	2,743,069	2,787,916	2,443,232
Loans and leases, net of unearned	1,846,116	1,779,829	1,865,993	1,856,054	1,769,545
Interest-earning assets (1)	2,714,924	2,336,812	2,632,947	2,673,936	2,347,335
Interest-bearing deposits	1,940,606	1,722,865	1,853,624	1,897,115	1,724,582
Other borrowings	569,708	383,981	559,888	564,798	388,602
Preferred stock	10,763	10,763	10,763	10,763	10,763
Shareholders' equity	175,390	174,681	183,211	179,300	173,189

Loan Mix

Loans secured by real estate
Commercial and industrial	828,277	764,038	810,618	828,277	764,038
Construction	222,056	165,075	214,805	222,056	165,075
Residential mortgage	126,458	93,150	115,772	126,458	93,150
Consumer	2,228	744	2,102	2,228	744
	1,179,019	1,023,007	1,143,297	1,179,019	1,023,007

Commercial and industrial	292,435	299,152	297,004	292,435	299,152
Consumer	52,657	59,965	54,806	52,657	59,965
Lease financing contracts	309,011	417,400	329,175	309,011	417,400
Overdrafts	3,902	6,270	6,637	3,902	6,270
Total	1,837,024	1,805,794	1,830,919	1,837,024	1,805,794

Deposit Mix

Noninterest-bearing deposits	118,313	130,791	123,280	118,313	130,791
Now and money market	68,881	64,793	61,556	68,881	64,793
Savings	110,388	142,056	129,997	110,388	142,056
Broker deposits	1,393,935	1,223,847	1,279,883	1,393,935	1,223,847
Regular CD's & IRAS	97,103	89,606	95,556	97,103	89,606
Jumbo CD's	261,169	225,647	276,231	261,169	225,647
Total	2,049,789	1,876,740	1,966,503	2,049,789	1,876,740

EUROBANCSHARES, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Dollars in thousands, except share data)
Unaudited (Continued)

	Quarter Ended
	June 30,		March 31,	Six Months Ended June 30,
	2008	2007	2008	2008	2007

Financial Data

Total assets	2,829,716	2,458,941	2,793,783	2,829,716	2,458,941
Total investments	828,270	511,782	837,379	828,270	511,782
Loans and leases, net of unearned	1,840,410	1,809,066	1,835,030	1,840,410	1,809,066
Allowance for loan and lease losses	30,156	20,512	26,428	30,156	20,512
Total deposits	2,049,789	1,876,740	1,966,503	2,049,789	1,876,740
Other borrowings	577,118	377,339	611,782	577,118	377,339
Preferred stock	10,763	10,763	10,763	10,763	10,763
Shareholders' equity	164,739	173,335	182,200	164,739	173,335
Dividends on preferred stock	186	186	186	371	369
Total interest income	40,343	42,949	42,639	82,982	85,263
Total interest expense	25,639	25,507	27,406	53,046	50,761
Provision for loan and lease losses	9,987	3,594	7,833	17,820	8,873
Services charges - fees and other	3,218	2,533	2,424	5,642	4,788
Gain on sale of loans	117	50	1,235	1,352	163
Net loss on sale of other assets	(86)	(450)	(34)	(119)	(895
Non-interest expense	12,632	12,265	13,266	25,897	24,395
(Tax benefit) income tax	(2,903)	1,088	(1,238)	(4,140)	1,348
Net (loss) income	(1,763)	2,628	(1,003)	(2,766)	3,942
Nonperforming assets	141,099	62,374	111,602	141,099	62,374
Nonperforming loans	126,940	51,753	98,267	126,940	51,753
Net charge-offs	6,259	3,436	9,542	15,801	7,298

Performance Ratios

Return on average assets (2)	(0.25)%	0.43%	(0.15)%	(0.20)%	0.32%
Return on average common equity (3)	(4.28)	6.41	(2.33)	(3.28)	4.85
Net interest spread (4)	2.02	2.38	1.96	1.99	2.37
Net interest margin (5)	2.37	2.92	2.39	2.37	2.91
Efficiency ratio (6)	65.41	63.91	68.62	67.02	63.95
(Loss) earnings per common share - basic	$(0.10)	0.13	$(0.06)	$(0.16)	0.19
(Loss) earnings per common share - diluted	(0.10)	0.12	(0.06)	(0.16)	0.18

Asset Quality Ratios

Nonperforming assets to total assets	4.99%	2.54%	3.99%	4.99%	2.54%
Nonperforming loans to total loans	6.90	2.86	5.36	6.90	2.86
Allowance for loan and lease losses to total loans	1.64	1.13	1.44	1.64	1.13
Net loan and lease charge-offs to average loans	1.36	0.77	2.05	1.70	0.82
Provision for loan and lease losses to net loan and lease charge-offs	159.56	104.60	82.09	112.78	121.58

(1)	Includes nonaccrual loans, which balance as of the periods ended June 30, 2008 and 2007 and March 31, 2008 was $86.3 million, $41.4 million, and $67.2 million, respectively.
(2)	Return on average assets (ROAA) is determined by dividing net income by average assets.
(3)	Return on average common equity (ROAE) is determined by dividing net income by average common equity.
(4)	Represents the average rate earned on interest-earning assets less the average rate paid on interest-bearing liabilities.
(5)	Represents net interest income on fully taxable equivalent basis as a percentage of average interest-earning assets.
(6)	The efficiency ratio is determined by dividing total noninterest expense by an amount equal to net interest income (fully taxable equivalent) plus noninterest income.

EUROBANCSHARES, INC. AND SUBSIDIARIES
NONPERFORMING ASSETS
(Dollars in thousands)
Unaudited

	For the periods ended
	June 30,	March 31,	December 31,	June 30,
	2008	2008	2007	2007
Loans contractually past due 90 days or
more but still accruing interest	$40,626	$31,071	$29,075	$10,382
Nonaccrual loans	86,314	67,196	68,990	41,371
Total nonperforming loans	126,940	98,267	98,065	51,753
Repossessed property:
Other real estate	7,627	7,241	8,125	4,344
Other repossesed assets	6,532	6,094	5,409	6,277
Total repossessed property	14,159	13,335	13,534	10,621
Total nonperforming assets	$141,099	$111,602	$111,599	$62,374

Nonperforming loans to total loans	6.90%	5.36%	5.28%	2.86%
Nonperforming assets to total loans plus
repossessed property	7.61	6.04	5.96	3.43
Nonperforming assets to total assets	4.99	3.99	4.06	2.54

EUROBANCSHARES, INC. AND SUBSIDIARIES
NET CHARGE-OFFS
(Dollars in thousands)
Unaudited

	Quarter Ended					Year Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	December 31,
	2008	2008	2007	2007	2007	2007
Charge-offs:
Real estate secured	$2,683	$3,515	$163	$-	$198	$372
Other commercial and industrial	654	2,929	1,508	667	491	3,122
Consumer	563	649	494	435	310	1,699
Leases financing contracts	3,064	2,817	3,151	3,113	3,027	12,680
Other	65	164	60	194	5	398
Total charge-offs	7,029	10,074	5,376	4,409	4,031	18,271

Recoveries:
Real estate secured	$3	$15	$4	$-	$13	$52
Other commercial and industrial	460	142	62	27	147	319
Consumer	62	64	109	65	88	319
Leases financing contracts	242	309	315	342	341	1,410
Other	3	2	12	-	6	23
Total recoveries	770	532	502	434	595	2,123

Net charge-offs:
Real estate secured	$2,680	$3,500	$159	$-	$185	$320
Other commercial and industrial	194	2,787	1,446	640	344	2,803
Consumer	501	585	385	370	222	1,380
Leases financing contracts	2,822	2,508	2,836	2,771	2,686	11,270
Other	62	162	48	194	(1)	375
Total net charge-offs	$6,259	$9,542	$4,874	$3,975	$3,436	$16,148

Net charge-offs to average loans:
Real estate secured	0.92%	1.25%	0.06%	-%	0.07%	0.03%
Other commercial and industrial	0.26	3.64	1.90	0.85	0.47	0.94
Consumer	3.71	4.14	2.63	2.47	1.47	2.31
Leases financing contracts	3.53	2.69	2.88	2.71	2.54	2.71
Other	4.70	8.92	2.53	9.87	(0.05)	4.73
Total net charge-offs to average loans	1.36%	2.05%	1.05%	0.87%	0.77%	0.90%